Exhibit 99.1

Smithfield Foods Announces Second Quarter Earnings

Smithfield, Virginia (November 29, 2007)—Smithfield Foods, Inc. (NYSE: SFD) reported income from continuing operations for the second quarter of fiscal 2008 of $18.7 million, or $.14 per diluted share, versus income from continuing operations of $46.4 million, or $.41 per diluted share last year. Sales were $3.5 billion, compared to $2.8 billion a year ago.

Second quarter results include approximately $13 million of after tax charges related to the previously-announced disease outbreak in the company’s Romanian operations and an after tax loss of $25 million related to the effects of foreign currency fluctuations. These charges and foreign currency losses totaled $.28 per diluted share.

Following are the company’s sales and operating profit for continuing operations by segment:

	13 Weeks Ended		26 Weeks Ended
	October 28, 2007	October 29, 2006	October 28, 2007	October 29, 2006
Sales
Pork	$2,343.5	$1,834.4	$4,571.7	$3,570.1
Beef	722.4	632.8	1,477.1	1,256.5
International	274.2	220.6	520.9	502.4
Hog Production	614.8	463.7	1,220.4	922.1
Other	35.9	33.9	73.5	73.9

	3,990.8	3,185.4	7,863.6	6,325.0
Intersegment	(526.6)	(381.2)	(1,035.2)	(751.9)

Total Sales	$3,464.2	$2,804.2	$6,828.4	$5,573.1

Operating Profit
Pork	$62.9	$22.7	$89.4	$40.5
Beef	2.8	6.0	21.9	10.9
International	9.2	7.8	24.1	7.3
Hog Production	18.6	77.9	111.6	166.3
Other	12.9	12.3	23.6	18.6
Corporate	(18.3)	(17.1)	(35.4)	(34.8)

Total Operating Profit	88.1	109.6	235.2	208.8
Interest Expense	(58.5)	(43.2)	(110.3)	(83.4)

Income from Continuing Operations before Income Taxes	$29.6	$66.4	$124.9	$125.4

Second quarter results in the pork segment rose significantly, reflecting a significant expansion in packaged meats margins, a much-improved fresh pork environment late in the quarter and the contribution of Premium Standard Farms, acquired in May. Packaged meats profit margins more than doubled. Total volume of key packaged meats categories, including pre-cooked bacon and sausage, boneless and spiral sliced ham and dry sausage, grew 37 percent, primarily the result of the contribution of Armour-Eckrich, acquired in October 2006. These product categories now represent 33 percent of the company’s total domestic packaged meats business compared to 29 percent last year. Excluding the impact of Armour-Eckrich, packaged meats volume grew five percent.

Smithfield continued acceleration of its marketing programs, accomplishing national rollouts of several Paul Deen brand specialty products. Pre-cooked entrées Healthy Ones and Sizzle ‘n Serve also reached national distribution.

Beef segment results were below those of a year ago. However, the company believes that it has maintained a strong competitive position even as industry economics remained a challenge. Beef processing posted a slight gain in spite of higher cattle prices. Cattle feeding operations recorded a modest profit although feed costs were well above last year.

Hog production profits declined significantly, the result of lower live hog market prices and considerably higher raising costs. Live hog market prices averaged $46 per hundredweight versus $50 per hundredweight a year ago. Raising costs rose to $49 per hundredweight from $41 per hundredweight last year on higher grain costs. In addition, the company experienced write-downs of $13 million in Romania due to the liquidation of livestock inventory and cleanup costs associated with the previously-announced outbreak of classical swine fever at three of the company’s farms. During the quarter results also were negatively impacted by $19 million in foreign currency translation losses.

In the Other segment, earnings rose at the company’s joint venture turkey operation, Butterball, LLC, acquired in October 2006. Increased feed costs at the company’s growing operations partially offset strong gains in turkey processing.

International meat processing operating earnings rose sharply, as Groupe Smithfield and Poland operations continued their strong contributions. Results of Groupe Smithfield, a 50 percent-owned joint venture formed through an acquisition in August 2006, almost doubled. The Animex meat processing operations in Poland demonstrated continued earnings improvement on higher volumes and margins in packaged meats. The profit increase more than offset the negative impact of $6 million in foreign currency translation losses.

“The decline in earnings this quarter was almost entirely in the hog production segment, as most of our other businesses performed well,” said C. Larry Pope, president and chief executive officer. “Unquestionably, the highlight of the quarter was the dramatic improvement in packaged meats margins due to an improved product mix and our continuing effort to drive out costs. Additionally, our international meat processing operations have become consistent, growing contributors to profitability,” he said.

“We currently are in the middle of our peak holiday ham season. It looks to be another good year for this sector of the business,” said Mr. Pope.

“Looking forward, the futures markets indicate continued near-term losses in hog production, but an improving environment as we move into our fiscal fourth quarter and beginning of fiscal 2009,” said Mr. Pope. “Meanwhile, fresh pork margins remain healthy and I expect a continued strong performance from our packaged meats business,” he said.

With sales of $12 billion, Smithfield is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

This news release contains “forward-looking” statements within the meaning of the federal securities laws. The forward-looking statements includes statements concerning the Company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The Company’s forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs and cattle, raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, the timing and extent to which beef export markets are reopened, hedging risk, operating efficiencies, changes in interest rate and foreign currency exchange rates, access to capital, the investment performance of the Company’s pension plan assets and the availability of legislative funding relief, the cost of compliance with environmental and health standards, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for fiscal 2007and in its subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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(Tables follow)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

	13 Weeks Ended		26 Weeks Ended
	October 28, 2007	October 29, 2006	October 28, 2007	October 29, 2006
Sales	$3,464.2	$2,804.2	$6,828.4	$5,573.1
Cost of sales	3,172.2	2,540.7	6,227.7	5,031.8

Gross profit	292.0	263.5	600.7	541.3
Selling, general and administrative expenses	231.7	173.5	412.5	346.0
Interest expense	58.5	43.2	110.3	83.4
Equity in income of affiliates	(27.8)	(19.6)	(47.0)	(13.5)

Income from continuing operations before income taxes	29.6	66.4	124.9	125.4
Income taxes	10.9	20.0	44.2	39.1

Income from continuing operations	18.7	46.4	80.7	86.3
Loss from discontinued operations, net of tax	(1.3)	(1.7)	(2.1)	(6.6)
Loss on disposal of discontinued operations, net of tax	—	—	(6.7)	(10.4)

Net income	$17.4	$44.7	$71.9	$69.3

Income per share:
Basic:
Continuing operations	$.14	$.42	$.60	$.78
Discontinued operations	(.01)	(.02)	(.06)	(.16)

Net income	$.13	$.40	$.54	$.62

Diluted:
Continuing operations	$.14	$.41	$.60	$.77
Discontinued operations	(.01)	(.01)	(.06)	(.15)

Net income	$.13	$.40	$.54	$.62

Weighted average shares outstanding:
Basic	134.3	111.3	133.5	111.2
Diluted	134.5	112.1	133.7	112.0

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

SCHEDULE OF EQUITY IN (INCOME) / LOSS OF AFFILIATES

(In millions)

Following is a breakdown of the major investments included in equity in (income) / loss of affiliates as presented in the consolidated statements of income:

	13 Weeks Ended		26 Weeks Ended		Segment
	October 28, 2007	October 29, 2006	October 28, 2007	October 29, 2006
Butterball	$(11.7)	$(7.2)	$(19.1)	$(4.0)	Other
Five Rivers	(11.4)	(3.3)	(16.4)	2.1	Beef
Groupe Smithfield	(6.1)	(3.2)	(10.6)	(3.2)	International
All other equity method investments	1.4	(5.9)	(0.9)	(8.4)	Various

Equity in income of affiliates	$(27.8)	$(19.6)	$(47.0)	$(13.5)

Contact:

Jerry Hostetter

Smithfield Foods, Inc.

(212) 758-2100

jerryhostetter@smithfieldfoods.com

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